EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Bank of the Carolinas Corporation and Subsidiaries

Mocksville, North Carolina

We hereby consent to the incorporation by reference in the registration statements of Bank of the Carolinas Corporation and Subsidiaries (the “Company”) on (Form S-3, No. 333-159934; Form S-3, No. 333-148941; Form S-8, No. 333-137041; and Form S-8, No. 333-148784) of our report dated March 31, 2015, related to the consolidated financial statements of the Company at December 31, 2014 and for the year ended December 31, 2014 which appears in this Annual Report on Form 10-K, filed on March 31, 2015.

Raleigh, North Carolina

March 31, 2015